Exhibit (c)(11)

*** or *** (                    )*** indicates material has been omitted or substituted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this document has been filed with the Securities and Exchange Commission.

Presentation to the Executive

Committee

June 22, 2004

Disclaimer

The following pages contain material provided to the Board of Directors of CenterPoint Energy, Inc. (“CenterPoint” or the “Company”) by Citigroup Global Markets Inc. (“Citigroup”) in connection with the proposed transaction in which the Company would seek to sell its 81% interest in Texas Genco Holdings, Inc. (“Texas Genco”). The accompanying material was compiled or prepared on a confidential basis solely for the use by the Board of Directors of CenterPoint and not with a view toward public disclosure under any securities laws or otherwise. The information contained in this material was obtained from CenterPoint, Texas Genco and other sources. Any estimates and projections contained herein have been prepared or adopted by CenterPoint and Texas Genco management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citigroup does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of CenterPoint and Texas Genco as the Board of Directors of CenterPoint and, accordingly, neither CenterPoint nor Citigroup nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material when used by persons other than the Board of Directors of CenterPoint Energy. Citigroup does not have any obligation to update or otherwise revise the accompanying materials.

2

Agenda

1.	Review of TGN Second Round Bids

2.	Analysis of Alternatives (presented on April 27, 2004)

3.	Issues, Considerations, and Recommendations

3

TGN Market Performance

4

Historical Natural Gas Prices

10-Year Monthly Historical Prices

MONTHLY DATA: JUNE 18, 1994 THROUGH JUNE 18, 2004

5

1. Review of TGN Second Round Bids

Summary of Second Round Bids

	Conforming Bids					Non-Conforming Bid
	Bidder White		Bidder Red		Bidder Purple	Bidder Orange
Acquiror	• ***(Bidder White)***		• Blackstone / Hellman & Friedman / Kohlberg Kravis Roberts / Texas Pacific Group		• [to be submitted]	• ***(Bidder Orange)***

Proposed Acquisition Structure	• 81% or 100% interest in TGN		• 81% or 100% interest in TGN			• No less than 44% interest in STP

Straight Sale:	81%	100%	81%	100%
Proposed Cash PP / Share	$39.00	$40.00	$41.00	$41.00
Cash Consideration to CNP($MM)	$2,526	$2,591	$2,655	$2,655		• $678 MM ($616/kW)
338(h)(10):
Proposed Cash PP / Share	$45.50	$46.50	N/A	N/A		• N/A
Cash Consideration to CNP($MM)	$2,947	$3,012

Alternative Proposal:
Proposed Cash PP / Share	N/A	N/A	$38.00	$38.00		• N/A
“Seller Paper” (see below)			$4.00	$4.00

Total PP / Share			$42.00	$42.00
Cash Consideration to CNP($MM)			$2,461	$2,461
Total Consideration to CNP($MM)			$2,720	$2,720

Seller Paper:	N/A	N/A	In alternative proposal, CNP to receive $259 MM ($4/TGN share) in new acquiror debt, 11 yr. Maturity / 7% PIK

Preference for STP	• Preference for simultaneous sale of STP		• No sale preference

Expiration of Bid	• None stated		• July 2, 2004, 5 pm (EST)			• June 25, 2004, 5 pm (EST)

Note: Second round bids were not received from Bidder Yellow or Bidder Blue.

7

Bidder White

Material Terms	Comments
Acquiror	• Newly formed company, owned by ***(Bidder White)***

Proposed Acquisition Structure	• Acquisition of 81% or 100% ownership interest in TGN

338(h)(10) Election	• 81% interest: $45.50 / share ($2,947MM)	• 100% interest: $46.50 / share ($3,012MM)

Cash Consideration to CNP	• 81% interest: $39 / share ($2,526MM)	• 100% interest: $40 / share ($2,591MM)

Potential Adjustment to Purchase Price	• Up to $0.50 / share – provided satisfactory hedging arrangement prior to execution

Effectiveness	• No expiration date stated

Debt Financing	• Up to $3.15 billion, availability is dependent on satisfactory terms, including:

• Minimum of 20% cash common equity

• Obtaining ratings from S&P and Moody’s

•      At least 50% of coal / lignite generation capacity subject to power purchase agreement / equivalent gas swap with maturity of no less than 5 years; remaining capacity subject to natural gas hedge with floor of $3.75/MMBtu

Financing Sources	• Citigroup, ***; commitment letter only received from Citigroup as of June 18

Additional Due Diligence Requested	• Pension and benefit liabilities, asbestos litigation liability, STP facility issues, and accounting and tax issues (“primarily confirmatory in nature”)

Regulatory Approvals	• HSR, PUC, FERC and NRC

• Expect to secure approval and close transaction by December 31, 2004

Corporate / Other Approvals	• None on part of buyer

Other Terms	• Approval of transaction by special committee of TGN’s Board of Directors (for 100% purchase or for leveraging transaction)

• Entry into Transition Services Agreement with CNP on mutually acceptable terms

• Preference for separate sale of STP, but in event that Bidder White cannot obtain binding commitment from third party to purchase TGN’s interest in STP, White prepared to close transaction

• Form of definitive acquisition agreement contingent upon percentage of ownership acquisition: 81% interest via stock purchase, or 100% interest via merger

•      Assumption that TGN is delivered on debt-free basis (other than debt to finance transaction or to increase TGN’s ownership stake in STP) and TGN’s financial position as of December 31, 2004 similar to projections

• 4-week exclusivity period

8

Bidder White – 338(h)(10) Election

•	White proposal includes $6.50 / share increase in purchase price if 338(h)(10) election is made

	Portion of TGN sold to White
	81%	100%
Straight Stock Purchase	$39.00	$40.00
338(h)(10)	$45.50	$46.50
Purchase Price Increase	16.7%	16.3%
Increase in CNP Gross Proceeds	$421 MM	$421 MM

•	Two key factors impact CNP net proceeds if 338(h)(10) election is made:

•	Use of $300 million capital loss carry forward (fully utilized in straight sale) highly dependent on purchase price allocation and may NOT be fully available

•	Tax calculated as if CNP had sold 100% of assets at value implied by 81% sale – CNP pays 100% of tax

9

338(h)(10) Election – Net Proceeds Comparison

•	For illustrative purposes, the table below details the tax impact and net proceeds available to CenterPoint, assuming the sale of 81% to White

($ millions, except per share data)	Straight Sale		338(h)(10)		Difference under 338
Per Share Price	$39.00		$45.50		$6.50
Sale Value (Tax Purposes)	$2,526		$3,640	(1)
Tax Basis	1,294	(2)	1,598	(3)
Capital Loss Used	310		0	(4)

Taxable Gain	$922		$2,042		$1,120
Taxes at 35%	$323		$715		$392

Gross Proceeds to CNP	$2,526		$2,947		$421
Less Taxes @ 35%	(323)		(715)

Net Proceeds to CNP	$2,203		$2,232		$29

(1)	64.8 million shares at $45.50 / share or $2,948 mm “grossed up” to reflect equivalent value for 100%.
(2)	CNP tax basis is 64.8 mm TGN shares.
(3)	Equals total TGN asset basis LESS basis in liabilities to be assumed by buyer (analysis assumes value and basis of liabilities are equal).
(4)	For illustrative purposes, assumes asset sale generates NO capital gains.

•	100% sale results in approximately $24 million more net proceeds to CNP under 338(h)(10) using same assumptions

•	$ 10 million change in net proceeds for every $28.6 million in capital loss utilized

•	Full utilization of capital loss carry forward (best case) results in $137.5 million higher net proceeds under 338 (or $132.5 million in 100% sale scenario)

10

Bidder White – PSA Discussion

Material Terms	Comments

Special Committee Issues	• Bidder White expects the Committee to be involved in process and wants to understand its authority

• Contemplates approval of merger agreement (100%) or pre-closing covenants, financing and dividend (81%)

• Impact of 338(h)(10) pricing differential in 100% transaction

• Proposal contemplates CNP voting agreement and shareholder meeting; does not specify voting or fiduciary out particulars

• Issues regarding STP sale and pre-closing hedging

Pricing Adjustments	• Assumes TGN debt-free except STP ROFR debt

• TGN financial position assumed as per projections

• Pre-closing hedging activities could adjust price by $ 0.50

Terms and Conditions	• Reps and warranties are substantially beefed up and tightened - not the “public company” standard proposed by CNP

• Definition of “Material Adverse Effect” is substantially broadened; almost all exclusions deleted; MAE qualifier eliminated from many reps and closing conditions

• March 31, 2005 drop dead date, with no extension (unless all parties agree)

• Additional covenants of TGN re conduct of business, cooperation in financing and in sale of STP

• No indemnities requested

• Limit (unspecified) on number of dissenting shares seeking appraisal

• Confirmatory due diligence focused on pension and benefit issues, asbestos, STP, accounting and tax

• Preference for concurrent closing of sale of STP

• Suggests that Texas PUC approval required

• Members of buyer group would not provide a performance guarantee

• Closing conditioned on FERC recertification of TGN’s EWG status

• Closing conditioned on consummation of debt financing on terms in commitments

11

Bidder Red

Material Terms	Comments
Acquiror	• Newly formed company, owned by Blackstone Capital Partners / Hellman & Friedman / Kohlberg Kravis Roberts / Texas Pacific Group

Proposed Acquisition Structure	• Acquisition of 81% or 100% ownership interest in TGN. Preference for 100% sale, but prepared to deliver equivalent consideration to CNP via Sponsored Recapitalization

Cash Consideration to CNP	• 81% or 100% interest: $41 / share ($2,655M).

Alternative Proposal	• 100% interest: $42 / share ($2,722M),consisting of $38 / share in cash and $4 / share (face value) in subordinated debt (7% PIK note with 11-year life)

Effectiveness	• Offer expires July 2, 2004 at 5.00 pm (EST)

Debt Financing	• Debt financing of $2.25 billion whose availability is dependent on satisfactory terms, including:

• Contribution of at least 20% in equity (Goldman Sachs proposal) or 27.5% (Citigroup)

• Obtaining a rating from S&P and Moody’s

Financing Sources	• Goldman Sachs and Citigroup (each for 100%)

Additional Due Diligence Requested

•     Proposed new severance plan and new employment agreements, asbestos claims, reconciliation of tax basis of TGN’s assets, CNP’s tax-exempt financing, and terms of STP rights of first refusal exercise (“confirmatory data requests”)

Regulatory Approvals	• HSR and NRC

Corporate / Other Approvals	• None on part of buyer

Other Terms	• Approval of transaction by special committee of TGN’s Board of Directors (either for 100% purchase or for leveraging transaction)

• Form of definitive acquisition agreement contingent upon percentage of ownership acquisition: 100% interest via merger or 81% interest via tax-efficient sponsored recapitalization

• Implementation of a proprietary forward power sale alternative to TGN’s capacity auctions anticipated after signing of definitive agreement

• May be able to accelerate receipt of consideration by all shareholders under proprietary structural alternative developed by Deloitte & Touche

• Request for exclusivity. Expect to be able to finalize agreement within 10 days

12

Bidder Red – PSA Discussion

Material Terms	Comments
Special Committee Issues	• Transactions would require special committee approval

• 81% “sponsored recap” alternative would also require special committee approval

• Absence of certain terms special committee might seek

• Merger approved by CNP written consent at signing; no majority of the minority voting requirement

• Because CNP written consent delivered at signing, there is no TGN fiduciary out

Terms and Conditions	• Bidder Red only provides price indication for a transaction with no 338(h)(10) election

• Reps and warranties are substantially beefed up and tightened - not the “public company” standard proposed by CNP

• Definition of “Material Adverse Effect” is substantially broadened; almost all exclusions deleted; MAE qualifier eliminated from many reps

• Additional covenants of TGN re conduct of business, cooperation in financing etc.

• CNP subject to unlimited post-closing indemnification obligations for:

• Breach of any CNP rep (this may be seeking to cover (i) litigation by minority shareholders, and (ii) issues relating to the separation of CNP from RRI and TGN from CNP)

• Claims by CNP shareholders or creditors arising out of matters other than the Genco Business

• Any shortfall of funds in STP decommissioning trusts

• Asbestos claims

• Confirmatory due diligence

• Closing conditioned on consummation of debt financing (on terms in commitments or otherwise acceptable to Buyer)

• Representation that Texas PUC approval not required

• No indication of interest in simultaneous sale of STP

• Terms of CNP credit facility would need to be considered in connection with cash and subordinated debt alternative

• CNP to use reasonable best efforts to obtain an IRS ruling regarding STP decommissioning trust before closing

• Members of buyer group would not provide a performance guarantee

13

Bidder Purple [Bid To Come]

14

Bidder Orange (Non-Conforming Bid)

Material Terms	Comments
Acquiror	• ***(Bidder Orange)***

Proposed Acquisition Structure	• Acquisition of no less than 44% ownership interest in South Texas Project, Units 1 and 2 (“STP”)

Cash Consideration to CNP	• $678.25MM ($616.59 / kW)

Adjustment to Purchase Price	• Increase purchase price by $5 million if any one of the following conditions is met:

• Purchase and Sale Agreement (“PSA”) is executed on or prior to June 30, 2004

• TGN or CNP obtains written waivers on rights of first refusal (“ROFR”) from all other co-owners of STP, on or prior to July 30, 2004

Effectiveness	• Offer expires June 25, 2004 at 5.00 pm (EST)

Financing	• Contingent on debt financing

Financing Sources	• ***(Bidder Orange)*** operating cash flow and existing $3B bank supported firm credit lines

Additional Due Diligence Requested	• Material contracts including nuclear fuel contracts, contracts regarding turbine work, and split pin contract with Siemens Westinghouse

Regulatory Approvals	• PUC (60-120 days)

• FERC (effective upon filing)

• NRC (4-6 months)

• FCC (2-3 months)

• HSR (30-day waiting period; 2 extra months if investigation initiated)

• Miscellaneous approvals by Texas State and local Governmental Authorities (2-4 months)

Corporate / Other Approvals	• Bid already approved by ***(Bidder Orange)*** Board of Directors

Other Terms	• In the event that Bidder Orange and TGN execute a PSA, and the ROFR is exercised, TGN would pay Bidder Orange a 4% break-up fee ($27 million)

• Entry into certain transition services with TGN on mutually agreed upon terms

• Amount of assets held in TGN’s Qualified Decommissioning Funds and Nonqualified Decommissioning Funds and transferred to Bidder Orange shall equal or exceed the minimum NRC requirements

15

Bidder Orange – PSA Discussion

Material Terms	Comments
Transaction Structure	• Asset purchase of 44% interest in STP (including nuclear fuel, decommissioning funds, transferable nuclear insurance policies, and emission reduction credits)

• Contemplates CNP guarantee

• TGN generally retains all liabilities relating to STP arising out of pre-closing events, including environmental liabilities, employee benefit plans (funded or unfunded), and decommissioning

• Purchase price subject to adjustment for:

• Incomplete capital projects

• Certain damages or takings ($10 million basket)

• $5 million increase if ROFR waivers obtained by July 30

• Amount of anticipated loss/expenditure relating to any material adverse effect in existence at closing (subject to $50 million cap)

• Amount of excess/deficit inventory and fuel at closing

• Amount owed for TGN’s share of low level nuclear waste disposal costs

Terms and Conditions	• Closing conditions include:

• TGN owns 44% interest in STP (i.e., completes purchase portion of AEP’s interest via ROFR)

• No ROFR exercise by other owners

• No material adverse effect with an impact of $50 million or more

• If Buyer terminates due to exercise of ROFR, TGN owes breakup fee equal to 4% of the facility purchase price

• Conduct of business covenant would prohibit any new collective bargaining agreement that would materially affect the liability of STPNOC

• TGN agrees to pay share of all uranium-enrichment decontamination and decommissioning fund fees levied by the DOE

• TGN required to cooperate in obtaining IRS private letter ruling relating to transfer of decommissioning funds

• TGN makes broad and comprehensive reps (many of which are not subject to material adverse effect qualifiers)

• Most TGN reps survive for 12 months following closing (reps relating to the decommissioning trusts and taxes expire 90 days after expiration of applicable statute of limitations)

•     TGN obligated to indemnify Buyer for losses arising out of, among other things, (i) breach of reps, (ii) liabilities other than assumed liabilities, (iii) third party claims for pre-closing matters, and (iv) breach of covenants.

• Agreement contemplates entering into a Decommissioning Funds Collection Agreement (draft not provided)

16

Indications of Interest – Implied Value / Impact Summary

Price / Share	$32.00	$34.00	$36.00	$38.00	$40.00	$42.00	$44.00	$46.00	$48.00

Implied Value:
Gross Proceeds to CNP	$2,072	$2,202	$2,332	$2,461	$2,591	$2,720	$2,850	$2,979	$3,109
$/kW Total (11,731 Net MW) (3)	177	188	199	210	221	232	243	254	265
$/kW Baseload (4,183 Net MW) (3)	495	526	558	588	619	650	681	712	743
Net Proceeds (after tax) (4)	1,849	1,933	2,107	2,101	2,186	2,270	2,354	2,438	2,522

2006 Pro Forma CNP Impact:
FFO Interest Coverage (5)	2.3x	2.4x	2.4x	2.4x	2.4x	2.4x	2.5x	2.5x	2.5x
Debt / Book Capitalization (5)	80%	79%	77%	76%	75%	73%	72%	71%	70%
Additional CNP Equity (6)	$128	$33	$0	$0	$0	$0	$0	$0	$0
EPS (7)	$0.93	$0.96	$0.97	$0.98	$0.99	$1.00	$1.01	$1.03	$1.04

(1)	DCF: WACC of 9.5% - 10.5% and terminal EBITDA of 5.0x – 6.0x.
(2)	Derived from 5.0x – 6.0x EBITDA multiple at which E&P companies trade. Limited comparability due to differences in underlying businesses.
(3)	Net MW shown pro-rata for 81% stake; includes additional MW’s from STP ROFR.
(4)	Does not reflect impact of 338(h)(10) election. (5) Statistics prior to any additional equity raise.
(6)	Amount of additional CNP equity required to achieve estimated deleveraging to maintain BBB rating.
(7)	Pro forma for additional CNP equity.

17

TGN Implied Multiples

18

Indicative TGN Earnings Sensitivity

19

2. Analysis of Alternatives (presented

on April 27, 2004)

Overview of CNP Alternatives*

RETAIN TGN MONETIZE TGN

	Alternative	Description
1.	3rd Party Sale (“Base Case”)	• CNP sells its 81% stake in TGN for $41.00 / share (based on highest indicative bid)

• Illustrative sensitivity for at-market ($36.05) purchase price

• No additional CNP equity needed to attain BBB rating (based on target 2007 FFO interest coverage)

2.	Capital Markets Sale	• CNP sells its 81% stake in TGN through three secondary offerings in the capital markets

• TGN stake monetized over three years (’05, ’06, ’07)

• No additional CNP equity needed to attain BBB rating (based on target 2007 FFO interest coverage)

3.	49.9% Retention of TGN	• TGN raises $1 billion of new debt; makes special distribution to shareholders; $810 million used to repay CNP debt

• Following TGN recapitalization, CNP sells down its stake in TGN to 49.9% (similar to Joint Venture)

• Selldown results in deconsolidation of TGN

• $2.2 billion of CNP equity raised to attain BBB rating

4.	Retain Levered TGN	• CNP retains its TGN stake with $1.0 billion of leveraging at TGN

• Proceeds from leveraging distributed to shareholders on a pro rata basis ($810 million to CNP) $2.1 billion of CNP equity raised to attain BBB rating

5.	Sell Pipelines & Gathering	• CNP retains its stake in TGN and sells its pipelines and gathering businesses

• $1.0 billion of CNP equity raised to attain BBB rating

6.	Sell LDCs and CEGS	• CNP retains its stake in TGN and sells its LDCs and CEGS businesses

• $1.0 billion of CNP equity raised to attain BBB rating

7.	Sell Both Bundles	• CNP retains its stake in TGN and sells its pipelines, gathering, LDCs and CEGS businesses

• $1.5 billion of CNP equity raised to attain BBB rating

8.	Delever through CNP Equity	• CNP retains its stake in TGN

• $1.7 billion of CNP equity raised to attain BBB rating

*	For each alternative, proceeds from asset sales, TGN distributions and any CNP equity raises used to repay CNP indebtedness.

21

Financial Impact of Various Alternatives

RETAIN TGN MONETIZE TGN

Alternative	PF 2007 EPS	2007 Acc. / (Dil.)(a)	Expected Business Position(b)		2007 FFO Interest Coverage	2007 Debt / Book Cap
1. 3rd Party Sale:

@ $41 / share	$1.09	NA	3		2.7x	71%

@ Market ($ 36.05)	$1.07	(3)%	3		2.6x	74%

2. Capital Markets Sale of TGN	$1.06	(3)%	3		2.6x	78%

3. 49.9% Retention of TGN	$0.74	(32)%	4	(c)	3.3x	44%

4. Retain Levered TGN	$0.76	(31)%	7		4.2x	49%

5. Sell Pipelines & Gathering	$0.83	(24)%	6		3.8x	60%

6. Sell LDC and CEGS	$0.77	(29)%	6		3.8x	55%

7. Sell Both Bundles	$0.33	(69)%	7		4.2x	43%

8. Delever through CNP Equity	$0.87	(20)%	6		3.8x	51%

(a)	Accretion dilution for alternatives 2-8 shown relative to alternative 1 (3rd Party Sale as “Base Case”).
(b)	Business Position Risk: Low =1, High = 10.
(c)	Expected Business Position assumes non-recourse treatment of TGN debt by rating agencies. Recourse treatment of TGN debt would likely result in higher Business Position.

22

Positioning of Alternatives

CREDIT EQUITY

	MONETIZE TGN			RETAIN TGN
	3rd Party Sale	Capital Markets Sale	49.9% Retention of TGN	Retain Levered TGN	Sell Pipes & Gathering	Sell LDCs & CEGS	Sell Both Bundles	Delever Through CNP Equity
Comparable Companies
CNP	ED	ED	ED	PEG	PEG	PEG	PEG	PEG
	KSE	KSE	KSE	CEG	CEG	CEG	CEG	CEG
	NI	NI	NI	TXU	TXU	TXU	TXU	TXU
	EAS	EAS	EAS	PPL	PPL	PPL	PPL	PPL
	NST	NST	NST	AEP	AEP	AEP	AEP	AEP

TGN	IPP	IPP	IPP	IPP	IPP	IPP	IPP	IPP
	E&P	E&P	E&P	E&P	E&P	E&P	E&P	E&P
	Oil Refining	Oil Refining	Oil Refining	Oil Refining	Oil Refining	Oil Refining	Oil Refining	Oil Refining

CNP P/E Multiple Range (2004E)	12.5x -14.0x	12.0x -13.5x	12.0x -13.0x	10.5x -12.0x	10.0x -11.5x	10.0x -11.5x	9.5x -11.0x	11.0x -12.5x
TGN EBITDA Multiple Range	5.0x - 6.0x	5.0x - 6.0x	5.0x - 6.0x	5.0x - 6.0x	5.0x - 6.0x	5.0x - 6.0x	5.0x - 6.0x	5.0x - 6.0x

CNP P/E Multiple - Normalized	13.0x	12.5x	12.0x	10.5x	10.0x	10.0x	9.5x	11.0x
TGN EBITDA Multiple - Normalized	5.5	5.5	5.5	5.5	5.5	5.5	5.5	5.5

Credit Metrics to Support BBB Rating
Target Business Profile	3	3	4	7	6	6	7	6
Debt / Total Book Cap.	57.0%	57.0%	53.3%	48.8%	49.8%	49.8%	48.8%	49.8%
FFO Interest Coverage	2.6x	2.6x	3.3x	4.2x	3.8x	3.8x	4.2x	3.8x

Pro Forma CNP Credit Metrics - 2007*
Debt / Total Book Cap.	71.3%	78.3%	68.6%	70.5%	71.3%	69.3%	71.3%	68.3%
FFO Interest Coverage	2.7x	2.6x	2.5x	3.3x	3.3x	3.3x	3.2x	3.2x

Estimated Incremental CNP Equity for BBB Rating ($MM)	$0	$0	$2,158	$2,138	$993	$1,044	$1,459	$1,700

*	Credit stats prior to any CNP equity raise.

23

1. Third Party Sale (“Base Case”)

Key Assumptions

•	CNP sells its 81% stake in Texas Genco to a third party buyer

•	Sale price: $2.7 billion ($41.00/share; highest indicative bid)

•	After tax proceeds of $2.2 billion used to repay CNP indebtedness

•	Sale assumed to close at year-end 2004 for purposes of financial analysis

•	No equity is needed to maintain BBB rating (based on targeted 2007 FFO interest coverage corresponding to pro forma CNP business position)

Advantages

•	Consistent with announced strategy

•	Funds recapitalization of balance sheet

•	Merchant business risk removed

•	CNP valuation multiple potentially enhanced

CNP Financial Impact

	2005	2006	2007
Pro Forma EPS	$0.61	$1.00	$1.09
Sale at Market ($36.05)	0.58	0.97	1.07

Accretion / (Dilution)(1)	0%	0%	0%
Sale at Market ($36.05)	(4)%	(3)%	(3)%

Debt / Total Book Capitalization(2)	77%	74%	71%
Sale at Market ($36.05)	80%	77%	74%

FFO Interest Coverage	1.7x	2.4x	2.7x
Sale at Market ($36.05)	1.7x	2.4x	2.6x

Issues

•	Outstanding minority float adds complexity to sale process

•	“Asset” market environment still challenging

•	Significant execution risk

•	Relinquish potential TGN upside

•	Loss of earnings and cash flow from TGN

(1)	Accretion / dilution relative to 3rd Party Sale at $41.00 / share sale price.
(2)	Excludes securitization debt.

24

2. Capital Markets Sale of TGN

Key Assumptions

•	CNP sells down 81% stake in a series of three secondary offerings ($584 mm in 2005; $700 mm in 2006; $817 mm in 2007)

•	Aggregate sale price $2.1 billion (assumed 10% discount to current market price)

•	After tax proceeds of $1.9 billion used to repay debt

•	Execution via several transactions likely to achieve improved execution (lower discount) due to reduced size relative to existing float

•	One or more tranches may be in form of equity-linked securities (e.g., mandatory convertibles)

•	No equity is needed to maintain BBB rating

Advantages

•	Realizes cash over time (but likely less than in trade sale)

•	Reduces merchant exposure over sell-down period

•	Not dependent on strategic buyer appetite

•	Potential for opportunistic market timing

CNP Financial Impact

	2005	2006	2007
Pro Forma EPS	$0.87	$1.07	$1.06
Accretion / (Dilution)(1)	42%	7%	(3)%
Debt / Total Book Capitalization(2)	76%	76%	78%
FFO Interest Coverage	1.5x	2.2x	2.6x

Issues

•	100% sell down likely to require multiple offerings

•	Potential for discount valuation due to lack of strategic acquiror and equity overhang

•	Residual merchant exposure during sell-down

•	Need to build out management of stand-alone TGN

•	Level of investor interest in significant merchant power capital raising is uncertain

•	Need to access untapped investor universe

(1)	Accretion / dilution relative to 3rd Party Sale at $41.00 / share sale price.
(2)	Excludes securitization debt.

25

3.49.9% Retention of TGN

Key Assumptions

•	TGN raises $1 billion of new debt; makes special distribution to shareholders; $810 million used to repay CNP debt

•	Special distribution of $12.50 / TGN share

•	TGN leveraging results in pro forma equity value of $1.9 billion based on current market price

•	CNP sells down to 49.9% stake in a secondary offering at a 10% discount to pro forma TGN equity value ($527 mm in 2005)

•	Selldown results in deconsolidation of TGN

•	$2.2 billion of equity issued at $6.75/share to achieve estimated deleveraging

Advantages

•	Reduces merchant exposure through partial sell-down and deconsolidation

•	CNP raises cash through leveraging at TGN level

•	CNP retains partial upside to TGN levered financial performance based on current projections

•	Not dependent on strategic buyer appetite

CNP Financial Impact

	2005		2006		2007
Pro Forma EPS	$0.52		$0.68		$0.74
Accretion / (Dilution)(1)	(15)%		(32)%		(32)%
Debt / Total Book Capitalization(2)	45%		45%		44%
FFO Interest Coverage	1.8	x	2.8	x	3.3	x

Issues

•	Potential for discount valuation due to lack of strategic acquiror and equity overhang

•	Residual merchant exposure in levered TGN

•	Need to build out management of stand-alone TGN

•	Inconsistent with CNP’s public message

•	Potential for non-recourse credit rating treatment would reduce / eliminate need for CNP equity raise

(1)	Accretion / dilution relative to 3rd Party Sale at $41.00 / share sale price.
(2)	Excludes securitization debt, TGN debt deconsolidated.

26

4. Retain Levered TGN

Key Assumptions

•	CNP retains 81% TGN ownership

•	New TGN indebtedness of $1.0 billion

•	Proceeds paid to shareholders ($810 million to CNP) via special dividend of $12.50 / TGN share

•	Eliminate TGN ordinary dividends

•	$2.1 billion of equity issued by CNP at $6.09/share to achieve estimated deleveraging

•	If TGN debt was viewed as non-recourse by the rating agencies, required equity issuance by CNP would be reduced to $1.6 billion (at $7.17/share) to achieve estimated deleveraging

Advantages

•	Enables CNP to raise significant cash from TGN outside sale process

•	Does not preclude subsequent sale of TGN

•	Taps favorable financing market

•	Deleveraging at CNP level enhances overall credit message upon “successful” non-recourse treatment

•	Provides return of capital and future levered returns to TGN public shareholders

CNP Financial Impact

	2005		2006		2007
Pro Forma EPS	$0.58		$0.70		$0.76
Lower Equity Issuance	0.68		0.82		0.89

Accretion / (Dilution)(1)	(4)%		(30)%		(31)%
Lower Equity Issuance	12%		(18)%		(18)%

Debt / Total Book Capitalization(2)	52%		50%		49%

Lower Equity Issuance	52%		50%		49%

FFO Interest Coverage	2.7	x	3.7	x	4.2	x

Note: “Lower Equity Issuance” assumes non-recourse treatment of TGN debt.

Issues

•	Ability to service debt dependent on future commodity prices and contracting strategy

•	May not be optimal financing structure for future purchaser

•	Impact on CNP highly dependent on rating agency view of TGN debt

•	CNP retains ownership of non-core, non-strategic business

•	Market windows open and close so execution is not assured

•	Amount of leverage impacted by forward gas prices and interest rates

(1)	Accretion / dilution relative to 3rd Party Sale at $41.00 / share sale price.
(2)	Excludes securitization debt.

27

5 - 7. Sale of Other Business “Bundles”

KEY ASSUMPTIONS

•	CNP sells the following asset bundles to a third party buyer:

($ in billions)	LDC & CEGS		Pipelines & Gathering		Both Bundles
Sale Price	$2.3		$1.4		$3.7
Net Proceeds (post-tax)(a)	2.0		1.1		3.1
Implied 2004 EBITDA Multiple	6.4	x	7.1	x	6.7	x

•	All net proceeds from asset sales used to repay CNP indebtedness

•	Financial analysis assumes retained ownership of TGN, without additional TGN leverage

CONSIDERATIONS

Advantages

•	Likely less execution risk than TGN sale – strong interest from financial and strategic buyers

•	Retain any TGN upside to further improvements in power market

•	Helps fund recapitalization of balance sheet

Issues

•	Increases merchant and gas price exposure / risk

•	Loss of stable and predictable earnings and cash flow, with negative impact on credit rating

•	Valuation impact and increased share price volatility of change in business profile and strategy

•	TGN marketing plan and commercial skills to be addressed

•	Extended regulatory approval process

(a)	Net proceeds shown reflects inclusion of benefit from pre-existing capital loss carry forwards (approx. $300 million).

28

5 - 7. Sales of Other Business “Bundles”

Sale of Pipelines & Gathering
	2005		2006		2007
Pro Forma EPS	$0.59		$0.75		$0.83
Accretion / (Dilution)(1)	(3)%		(25)%		(24)%
Debt / Total Book Capitalization(2)	65%		62%		60%
FFO Interest Coverage	2.4	x	3.3	x	3.8	x

	Amount ( $ B)		$/Share
Equity Raise	$1.0		$ 6.26

Sale of LDC and CEGS
	2005		2006		2007
Pro Forma EPS	$0.42		$0.68		$0.77
Accretion / (Dilution)(1)	(31)%		(31)%		(29)%
Debt / Total Book Capitalization(2)	59%		57%		55%
FFO Interest Coverage	2.0	x	3.2	x	3.8	x

	Amount ( $B)		$ /Share
Equity Raise	$1.0		$5.69

Sale of Both Bundles

	2005		2006		2007
Pro Forma EPS	$0.15		$0.29		$0.33
Accretion / (Dilution)(1)	(75)%		(71)%		(69)%
Debt / Total Book Capitalization(2)	51%		49%		43%
FFO InterMest Coverage	1.9	x	3.3	x	4.2	x

	Amount ( $B)		$ /Share
Equity Raise	$1.5		$2.26

(1)	Accretion / dilution relative to 3rd Party Sale at $41.00 / share sale price.
(2)	Excludes securitization debt.

29

8. Deleveraging Through CNP Equity Sale

Key Assumptions

•	CNP retains 81% TGN ownership

•	$31.7 billion of equity issued by CNP at $7.34/share to achieve estimated deleveraging

Advantages

•	CNP benefits from TGN EPS and cash flow contribution, based on current projections

•	Retains upside to further improvement in market

CNP Financial Impact

	2005		2006		2007
Pro Forma EPS	$0.67		$0.80		$0.87
Accretion / (Dilution)(1)	9%		(20)%		(20)%
Debt / Total Book Capitalization(2)	55%		53%		51%
FFO Interest Coverage	2.6	x	3.4	x	3.8	x

Issues

•	Deleveraging subject to accessing large amount of equity (approximately 50% increase in float)

•	Maintains merchant business risk exposure

•	Valuation impact of change in CNP strategy

•	TGN commercial skills to be enhanced

•	Rating agency concerns over change to higher risk strategy

(1)	Accretion / dilution relative to 3rd Party Sale at $41.00 / share sale price.
(2)	Excludes securitization debt.

30

3. Issues, Considerations and Recommendations

31

Observations

•	TGN stock price has continued to perform strongly, in line with underlying natural gas prices

•	The bids reflect a thorough market testing over last 4 months

•	The bids are supported by continued strong conditions in high yield financing markets

•	The bids compare well with standalone holding value to CNP

•	The bids significantly exceed the amount implied in CNP’s true-up filing

•	“Worst-case” analysis of 338(h)(10) implies nominal increase in net proceeds to CNP if election made

•	“Best Case” implies potential increase in net proceeds to CNP of approximately $2 per share

•	Bidder White expresses confidence in ability to maximize benefit to CNP

	81%	100%
White 338 bid	$45.50	$46.50
Equivalent straight stock purchase to White’s 338 bid (net proceeds neutral)
- Worst Case	$39.69	$40.56
- Best Case	$42.27	$43.14
White bid (straight stock)	$39.00	$40.00
Red bid (straight stock)*	$41.00	$41.00

*	Red’s all-cash bid price.

32

Issues and Considerations

•	Special committee considerations

•	100% versus 81%

•	Leverage prior to divestiture

•	Registration rights (for hedge funds)

•	Evaluation of other CNP alternatives

•	CNP’s timing / risk objectives

•	Tax impact of 338(h)(10) election on CNP

•	Potential for “final” round

•	Potential to maintain hedge fund alternative

•	Maximizing value of STP

•	Timing of any discussions between buyers and RRI / TXU

33

Recommendations

•	Additional information / clarification / analysis

•	Bidder White

•	Tax impact of 338(h)(10) election on CNP

•	TGN hedging arrangements

•	Status of discussions regarding STP

•	Financing commitments from lenders other than Citigroup

•	Outstanding due diligence requirements

•	Bidder Red

•	Forward power sale structure

•	Structure to accelerate receipt of consideration by TGN shareholders

•	Outstanding due diligence requirements

•	Bidder Purple

•	Completion of “underwriter” due diligence

•	Brief special committee of Board of TGN on sale process and analysis conducted for CNP

•	Following completion of additional work described above, request “final” bids and select one bidder for finalization of agreement within [2] weeks of entering detailed negotiations

•	Do not grant legal exclusivity to any party prior to signing definitive agreements

34

Appendix

A. Valuation Backup

TGN Base Case Forecast

Source:	Texas Genco.
(a)	EBITDA includes add-back for nuclear fuel amortization.
Note:	Figures represent TGN projections used in consolidated CNP model. Terminal multiple range based on EBITDA.

37

Texas Genco Base Case DCF Analysis

	Projected Fiscal Year Ending December 31,
(Dollars in millions, Except per Share Data)	2004	2005	2006	2007	2008
Net Income	$212.1	$238.2	$182.6	$194.1	$192.6
Net Interest Expense / (Income)	(4.4)	(10.9)	(11.9)	(13.7)	(17.2)
Marginal Tax Rate	35.0%	35.0%	35.0%	35.0%	35.0%
Financing Tax Shield	1.6	3.8	4.2	4.8	6.0

Earnings Before Interest	$209.2	$231.1	$174.8	$185.2	$181.4

Depreciation & Amortization (Incl. Amortization of Nuclear Fuel)	180.0	189.0	193.8	196.3	196.9
Increase in Deferred Taxes & ITC	(12.6)	(33.5)	(17.3)	(21.9)	(22.2)
Change in Net Working Capital & Other	3.0	(83.6)	(98.5)	(37.7)	(28.4)
Capital Expenditures	(64.6)	(129.5)	(149.1)	(102.2)	(62.0)

Unlevered Free Cash Flow	$315.0	$173.5	$103.7	$219.7	$265.7

Terminal EBITDA					$477.2

Terminal Adjusted Free Cash Flow					$130.8

Terminal Multiple Range
4.5x	5.0x	5.5x	6.0x	6.5x

Terminal Value
$2,147	$2,386	$2,625	$2,863	$3,102

WACC	Firm Value as of 4/23/04
9.0%	$2,463	$2,637	$2,811	$2,984	$3,158
9.5%	2,429	2,600	2,770	2,941	3,112
10.0%	2,395	2,563	2,731	2,899	3,067
10.5%	2,363	2,528	2,693	2,858	3,023
11.0%	2,330	2,493	2,655	2,817	2,980

WACC	Implied Perpetuity Growth Rate
9.0%	2.7%	3.3%	3.8%	4.2%	4.6%
9.5%	3.2	3.8	4.3	4.7	5.1
10.0%	3.7	4.3	4.8	5.2	5.5
10.5%	4.2	4.8	5.3	5.7	6.0
11.0%	4.6	5.2	5.7	6.2	6.5

Terminal Multiple Range
4.5x	5.0x	5.5x	6.0x	6.5x

Implied Terminal P/E Multiple
11.2x	12.4x	13.6x	14.9x	16.1x

WACC	Equity Value as of 4/23/04 (a)
9.0%	$2,419	$2,592	$2,766	$2,940	$3,113
9.5%	2,384	2,555	2,726	2,897	3,067
10.0%	2,351	2,519	2,687	2,855	3,022
10.5%	2,318	2,483	2,648	2,813	2,978
11.0%	2,286	2,448	2,611	2,773	2,935

WACC	Equity Value per Share as of 4/23/04 (b)
9.0%	$30.23	$32.40	$34.57	$36.75	$38.92
9.5%	29.81	31.94	34.07	36.21	38.34
10.0%	29.39	31.48	33.58	35.68	37.78
10.5%	28.97	31.04	33.10	35.17	37.23
11.0%	28.57	30.60	32.63	34.66	36.69

Note: 2004 figures represent a pro rata estimate for the remaining part of the year.

(a)	Equity Value equals Firm Value less total straight and convertible debt, straight and convertible preferred stock and minority interest, plus cash, options and warrants proceeds and investments in unconsolidated subsidiaries.
(b)	Equity Value per Share equals Equity Value divided by Diluted shares outstanding, before Treasury Stock Method share buy-back.

38

Plant-by-Plant Valuation Analysis

($ in millions, except $/kW figures)

	MWs	$/kW		Gross Value		CNP’s Value (81%)
		Low	High	Low	High	Low	High
W.A. Parish (Coal)	2,462	$600	$700	$1,477	$1,723	$1,196	$1,395
Limestone	1,602	600	700	961	1,121	778	908
South Texas Project	1,100	500	550	550	605	445	490
San Jacinto	162	150	250	24	41	20	33
Cedar Bayou	2,258	0	25	0	56	0	46
P.H. Robinson	2,211	0	25	0	55	0	45
T.H. Wharton	1,254	0	25	0	31	0	25
W.A. Parish (Gas)	1,191	0	25	0	30	0	24
S.R. Bertron	844	0	25	0	21	0	17
Greens Bayou	760	0	25	0	19	0	15
Webster	387	0	25	0	10	0	8
Deepwater	174	0	25	0	4	0	4
H.O. Clarke	78	0	25	0	2	0	2

	14,483			$3,013	$3,719	$2,439	$3,011

AEP Texas Central Multiple		$179	$179	$2,594	$2,594	$2,100	$2,100

Average Value				$2,803	$3,156	$2,269	$2,555

Price per Share				$35.04	$39.46

39

Overview of AEP Texas Central Asset Sales

Asset	Buyer	Asset Type	Acquisition Price	Net MW	$/kW
3/15/04
Coleto Creek	Sempra and Carlyle / Riverstone	Coal	NA	632	NA
Eagle Pass		Hydro	NA	6	NA
B.M. Davis		Gas / Oil	NA	697	NA
E.S. Joslin		Gas / Oil	NA	254	NA
J.L. Bates		Gas / Oil	NA	182	NA
La Palma		Gas / Oil	NA	255	NA
Laredo		Gas / Oil	NA	178	NA
Lon C. Hill		Gas / Oil	NA	559	NA
Nueces Bay		Gas / Oil	NA	559	NA
Victoria		Gas / Oil	NA	491	NA

Total Portfolio			$430	3,813	$113
Baseload MW (a)				638	$674
3/1/04
South Texas Project (25.2%)	Cameco	Nuclear	$333	630	$528
1/30/04
Oklaunion Power Station (7.8%)	Golden Spread Electric Cooperative	Coal	$43	54	$792

Implied Baseload (Non-nuclear) $/kW (b)					$674
Implied Nuclear $/kW					$528
Implied Total Portfolio $/kW					$179

(a)	Assumes no value for gas / oil plants.
(b)	Excludes Oklaunion Power Station

40

CNP Comparable Companies

Utilities with Substantial Unregulated Generation

(US Dollars in Millions, Except Stock Price)

	Stock Price(1)	Equity Market Value	Firm Value	Price /							FV /
				Net Income(2)				Book Value		Div. Yield	EBITDA
Company				2004E		2005E					LTM
American Electric Power (AEP)	$31.89	$12,617	$25,302	13.7	x	13.4	x	1.6	x	4.4%	7.0	x
Public Service Enterprise Group (PEG)	40.55	9,594	22,501	11.0		10.9		1.7		5.4	8.6
TXU Corp. (TXU)	38.91	12,601	25,735	15.3		10.2		2.1		1.3	8.4
PPL Corp. (PPL)	42.99	7,645	15,567	11.7		11.1		2.2		3.8	7.9
Constellation Energy (CEG)	37.89	6,384	11,294	12.3		11.6		1.5		3.0	6.4
High:		—	—	15.3	x	13.4	x	2.2	x	5.4%	8.6	x
Median:		—	—	12.3		11.1		1.7		3.8	7.9
Mean:		—	—	12.8		11.4		1.8		3.6	7.7
Low:		—	—	11.0		10.2		1.5		1.3	6.4

(1)	Stock price as of June 18, 2004.
(2)	I/B/E/S EPS estimates as of June 18, 2004.

Transmission and Distribution Utilities

(US Dollars in Millions, Except Stock Price)

	Stock Price(1)	Equity Market Value	Firm Value	Price /						Div. Yield	FV /
				Net Income(2)				Book Value			EBITDA
Company				2004E		2005E					LTM
Consolidated Edison (ED)	$39.53	$8,971	$16,352	14.9	x	14.2	x	1.4	x	5.7%	8.3	x
Keyspan Energy (KSE)	35.78	5,731	11,716	13.8		14.2		1.5		5.0	7.2
NiSource (NI)	20.70	5,453	11,682	12.2		12.0		1.2		4.4	7.5
Energy East (EAS)	24.15	3,538	7,605	14.1		13.4		1.3		4.3	7.3
NSTAR (NST)	48.00	2,546	4,906	13.6		13.3		1.8		4.6	7.0
High:		—	—	14.9	x	14.2	x	1.8	x	5.7%	8.3	x
Median:		—	—	13.8		13.4		1.4		4.6	7.3
Mean:		—	—	13.7		13.4		1.5		4.8	7.4
Low:		—	—	12.2		12.0		1.2		4.3	7.0

(1)	Stock price as of June 18, 2004.
(2)	I/B/E/S EPS estimates as of June 18, 2004.

41

TGN Comparable Companies

IPP

(US Dollars in Millions, Except Stock Price)

	Stock Price(1)	Equity Market Value	Firm Value	Price /			Div. Yield	FV /
				Net Income(2)		Book Value		EBITDA
Company				2004E	2005E			LTM
AES (AES)	$9.81	$6,251	$24,374	14.9x	13.4x	5.8x	0.0%	7.7x
Texas Genco (TGN)	43.86	3,509	3,508	NM	NM	1.1	2.3	6.8
Reliant Resources (RRI)	10.30	3,052	9,244	39.6	28.6	0.7	0.0	8.1
Calpine (CPN)	4.31	1,793	17,795	NM	43.1	0.4	0.0	11.4

	High:	—	—	39.6x	43.1x	5.8x	4.6%	11.4x
	Median:	—	—	14.9	21.0	1.1	0.0	7.7
	Mean:	—	—	22.7	24.6	2.0	1.4	8.2
	Low:	—	—	13.6	13.3	0.4	0.0	6.8

(1)	Stock price as of June 18, 2004.
(2)	I/B/E/S EPS estimates as of June 18, 2004.

E&P

(US dollars in millions, except per share data)

	Price at 06/18/04	52-Week		Equity Value	Firm Value	Price / Earnings		Price / Cash Flow		Firm Value / EBITDAX
Company		High	Low			2004	2005	2004	2005	2004	2005
Anadarko Petroleum	$57.98	$58.20	$40.27	$14,789	$19,796	9.9x	11.6x	4.4x	4.6x	5.0x	5.4x
Apache	43.63	45.99	30.41	14,392	16,784	10.9	13.2	5.0	5.4	4.7	5.2
Burlington Resources	36.07	36.35	22.52	14,458	17,345	11.6	15.1	4.9	5.3	4.9	5.5
Evergreen Resources	39.67	42.47	24.49	1,927	2,078	21.2	16.8	10.3	8.3	11.5	9.7
Forest Oil	26.13	29.60	19.80	1,552	2,628	13.9	16.6	2.8	2.9	4.3	4.3

		Average				13.5x	14.6x	5.5x	5.3x	6.1x	6.0x
		Median				11.6	15.1	4.9	5.3	4.9	5.4

42

TGN Comparable Companies (continued)

Oil Refining

(Dollars in Millions, Except per Share Data)

	Ticker	Closing Price 6/18/2004	Change From Last Week (%)	Equity Value	Firm Value	Price /
						EPS		ATCFPS		Firm Value / EBITDA
						2004E	2005E	2004E	2005E	2004E	2005E
Large Capitalization R&Ms
Valero Energy	VLO	$70.14	7.0%	$9,768	$13,582	8.6x	10.9x	5.1x	6.2x	5.1x	6.0x
Sunoco Inc.	SUN	62.46	3.3	4,867	6,658	10.7	11.6	5.4	5.5	5.7	6.3
Premcor	PCO	36.24	2.0	3,333	4,748	9.0	9.9	5.8	6.9	5.2	5.6
Tesoro Petroleum	TSO	24.56	7.2	1,693	3,187	6.9	11.3	4.1	5.2	4.4	5.6

Average						8.8x	10.9x	5.1x	6.0x	5.1x	5.9x
Median						8.8	11.1	5.3	5.9	5.2	5.8

43

TGN Discount Rate Analysis

	Low	High
Cost of Equity
U.S. Risk Free Rate (30 Year U.S. Treasury)	5.37%	5.37%

Equity Market Risk Premium	5.50%	7.50%
Equity Beta	0.80	1.20

Adjusted Equity Market Risk Premium	4.40%	9.00%

Cost of Equity	9.77%	14.37%

Cost of Debt

U.S. Risk Free Rate (10 Year U.S. Treasury)	4.70%	4.70%
Credit Spread	4.19%	4.19%

Cost of Debt (Pretax)	8.89%	8.89%

Effective Marginal Tax Rate	35.00%	35.00%

Cost of Debt (After-tax)	5.78%	5.78%

Debt/Capitalization (Market)	33.00%	33.00%

WACC	8.46%	11.54%

44

Implied CNP Share Price Calculation

	MONETIZE TGN						RETAIN TGN
	Sell Stake to Third Party		Capital Markets Sale		49.9% Retention of TGN		Retain Levered Genco		Sell Pipes & Gathering		Sell LDCs & CEGS		Sell Both Bundles		Delever Through CNP Equity
Assumed P/E Multiple	13.0	x	12.5	x	12.0	x	10.5	x	10.0	x	10.0	x	9.5	x	11.0	x
PF 2006 Net Income	$314		$336		$429		$465		$356		$340		$275		$438

PF 2006 Equity Value	$4,076		$4,203		$5,148		$4,879		$3,558		$3,404		$2,616		$4,818

PV of 2006 Equity Value (a)	$3,369		$3,473		$4,255		$4,032		$2,940		$2,814		$2,162		$3,982
Equity Raised	0		0		2,158		2,138		993		1,044		1,459		1,700

Equity Value to Current CNP Shareholders	$3,369		$3,473		$2,096		$1,894		$1,947		$1,770		$703		$2,282
Initial CNP Shares	311		311		311		311		311		311		311		311

Equity Raise - Implied Share Price	$10.84		$11.18		$6.75		$6.09		$6.26		$5.69		$2.26		$7.34
Impact on CNP Share Count	0.0		0.0		319.9		350.9		158.6		183.4		645.6		231.5
Target FFO Interest Coverage	2.6	x	2.6	x	3.3	x	4.2	x	3.8	x	3.8	x	4.2	x	3.8	x

(a)	Based on discount rate of 10% with discounting to January 1, 2005.

45

Deleveraging Through CNP Equity Alone

•	Assuming no TGN or other asset sales, analysis suggests approximately $1.7 billion of equity required to achieve estimated deleveraging

•	Current market capacity for CNP equity raise limited to $300 - $500 million for a single transaction

•	Large scale of equity required will result in significant share price discount applied to equity issuances

•	Equity investors will expect retention of TGN as part of CNP long-term strategy if equity is raised in lieu of TGN sale – ongoing strategy will need to be well articulated

PRECEDENT SIZING COMPARISON
	Proceeds ($ millions)	Market Cap	Issue % of Float	Days Trading	Stock Price Impact
Power Follow-Ons > $100 Million 2002 - 2003 YTD
Mean	$392.5	$5,464	10.4%	22.8x	(4.7)%
Median	284.4	4,769	9.5	15.6	(3.6)
High	1,176.5	19,239	30.7	114.5	10.1
Low	103.7	769	3.3	3.6	(32.6)

All Follow-Ons Between $300 and $500 Million, 2002 - 2003 YTD
Mean	$379.9	$5,097	22.4%	27.7x	(5.5)%
Median	381.4	4,289	9.0	17.9	(4.8)
High	480.0	18,046	102.4	146.9	5.8
Low	300.0	963	2.2	2.6	(16.7)

CenterPoint Energy	$300.0	$3,527	8.5%	14.6x
	400.0		11.4	19.4
	500.0		14.2	24.3

Assumes a $11.50 CNP stock price, 306.7 million shares outstanding and 1,790,071 share average daily trading volume.

46

B. First Round Bid Overview

Summary of Preliminary Indications of Interest

•	On April 15, 2004, a total of 10 preliminary indications of interest were received:

•	6 conforming bids for CNP’s 81% interest in TGN (2 from strategic buyers and 4 from financial buyers)

•	3 non-conforming bids for TGN’s interest in STP

•	1 non-conforming bid for TGN’s baseload coal and/or lignite facilities

•	Bids for the 81% interest ranged from $33.00 to $41.00 per share. Bidders were both strategic and financial, with financial buyers generally working in groups

•	Bids for TGN’s interest in STP were at or above price implied by the AEP / Cameco transaction ($528/kW)

•	Bid for TGN’s baseload coal and lignite assets was at an implied multiple of $627/kW

•	Bids were based solely upon publicly available information regarding TGN and CNP, and information contained in the Confidential Information Memorandum

•	All indications of interest are NON-BINDING on bidders and subject to:

•	Satisfactory completion of Due Diligence (Round 2)

•	Execution of definitive agreements satisfactory to CNP and buyer

•	Other contingencies including financing, regulatory approvals and board / shareholder approvals

48

Texas Genco Process Summary

	Total Contacted	Teasers / CAs Sent	CAs Negotiated	IMs Sent	Bidding Participants	Bids Received
Strategic Buyers	49	39	19	14	8	6
Financial Buyers	58	51	25	24	9	4
Total	107	90	44	38	17	10

KEY SELLING POINTS / REASONS FOR INTEREST

•	Bullish views on gas prices / ERCOT power prices

•	Attractiveness of sizeable baseload portfolio

•	Near term capacity “locked-in” through forward sales

•	Potential for leverage

PRIMARY CONCERNS EXPRESSED

•	Implications of 19% on operating / financial flexibility, potential conflicts of interest

•	Logistics of buying in 19%

•	Uncertainty regarding amount of debt capacity

•	STP stake

•	Buyers with less experience / interest

•	Other buyers interested in ROFR exercise

REASONS FOR DECLINING TO PARTICIPATE / BID

•	Size of opportunity / capital required

•	Preference for fully-contracted assets

•	Fundamentals of ERCOT market not perceived to be attractive

•	Standstill clause in CA

49

Summary of Initial Indications of Interest – Conforming Bids

Bidder	Price / Share	Comments
***(Bidder White)***	$41.00	• ***(Bidder White)*** is a ***

		• ***(Bidder White)*** have more than $8.5 billion available for new investment. May invite other equity participants to join

		• Considering acquisition of 19% minority, but not a condition of closing

		• Considering partnering with *** or other entities on STP, but not a condition of closing

		• Due diligence requests include access to third parties with whom TGN has material existing agreements

***(Bidder Blue)***	$35.02	• ***

		• ***

		• No contingency related to any subsequent purchase of 19% minority

		• No financing contingency

		• Have not yet signed CA, but would do so if invited to proceed

		• Would “like to explore the opportunity” for TGN to exercise its ROFR for STP

		• Prepared to offer additional value if structured as 338(h)(10)

***(Bidder Yellow)***	$35.00	• Intend to “evaluate partnership options”

		• Financing would not be a condition of closing

		• ***

50

Summary of Initial Indications of Interest – Conforming Bids (continued)

Bidder	Price / Share	Comments
***(Bidder Green)***	$35.00	• ***(Bidder Green)*** ***

		• Parties previously purchased *** from *** for $115 million (transaction completed in 10 weeks)

		• Do not expect “any material/non-customary conditions or contingencies” that would prevent closing “in an expeditious manner”

Blackstone / Hellman & Friedman / KKR / Texas Pacific	$33.00 – $ 36.00	• Combined investment funds have over $24 billion of committed equity capital

		• Believe that high end of valuation range can be more easily achieved if 100% of TGN sold

		• Expect to complete due diligence in 4-6 weeks

		• Want to better understand how a transaction for less than 100% of TGN can be optimally financed; other issues related to a partial acquisition; and interim operating covenants pending completion

***(Bidder Purple)***	$33.50	• Price represents net price to CNP; *** to receive underwriting commission from institutional investors

		• Claim to be able to complete due diligence and execute purchase agreement in 2 weeks

		• Believe (supported by advice from ***) that no regulatory approvals would be required, although NRC would be notified. Closing could therefore occur in 2-6 weeks

		• No financing contingency: *** to underwrite transaction and on-sell to institutional investors

		• Subject to TGN exercising its ROFR on STP (clarification on value impact required)

		• No plan to purchase 19% minority

		• Subsequently indicated flexibility to increase price to $35.50, and to underwrite new TGN debt

51

Summary of Initial Indications of Interest – Non-Conforming Bids – STP Only

Bidder	Price ($ in MM)	Comments
***(Bidder Orange)***	$385 (plant only) (= $500/kW)	• Assumes $66 million for fuel and non-fuel inventory (subject to closing adjustment on $ for $ basis)

	$451 (incl. fuel) (= $586/kW)	• Additional payment of $ 5 million if purchase agreement signed by June 30, and another $5 million if TGN obtains written waivers from co-owners by July 30 that they will not exercise their ROFRs

• Willing to increase offer by $350 million if TGN exercises its ROFR on AEP’s entire interest, with further payment for fuel and non-fuel inventory (assumed to be $54 million)

• Total price increase of $404 million ($641/kW) for ROFR exercise represents $71 million premium to ROFR price ($332.6 million)

• Not subject to financing

• Assumes that current pension and benefit plans are not under-funded

• Expect to have 2-day site visit for due diligence, plus extensive document review

• Asset sale raises minority governance issues

***(Bidder Pink)***	$406.5 (incl. fuel) (= $528/kW)	• ***

• Offer for TGN interest is identical on pro-rata basis to price for AEP interest

• Price is subject to adjustment for nuclear fuel and other inventory, working capital etc.

• Do not expect to have financing contingency

• Do not expect to require site tour given existing knowledge of asset

• Assumes that decommissioning will be adequately funded by non-bypassable charge collected from ratepayers

***(Bidder Black)***	$340 (plant only) (= $442/kW)	• Former owner of 15% interest in *** (subsequently sold to ***)

	$406 (incl. fuel) (= $527/kW)	• Additional payment of $10 million (i.e. vs. $71.4 million from ***) if TGN exercises its ROFR on STP (pro-rated if less than entire 25.2% interest purchased) – requests that TGN exercises this ROFR

• Requesting 30-day exclusivity period, with intent of signing purchase agreement at end of period

• Requires only “very brief period” for due diligence

52

Summary of Initial Indications of Interest – Non-Conforming Bids – Limestone & Parish

Bidder	Price ($ in MM)	Comments
***(Bidder Brown)***	$1,100 (Limestone) (= $687/kW)	• Parties recently agreed to acquire *** for implied multiple of $674/kW for baseload assets. ***

	$1,450 (Parish) (= $589/kW)	• Willing to purchase either asset “and could potentially acquire both”

• Do not anticipate financing contingency

• Assumes no significant mandatory environmental remediation costs or fines

	$2,550 (Combined) (= $627/kW)	• Do not include any costs associated with potential retirement, decommissioning and environmental remediation

• Price subject to change if forward curves change materially

• Need for review of market power issues

• Asset sale raises minority governance issues

53

B. Other Backup Materials

Unprecedented Yield Environment

•	Secondary levels are showing consistent strength, as tremendous market liquidity continues to lead to sustained demand for high yield credits

•	Current “B” and “BB” yields are lower than the 10-year average for “BBB” credits

•	Both investors and issuers are hurrying to market to take advantage of the current conditions

BBB, BB, B 10-Year Historical Indices

55

Debt Capacity Analysis

		Management Case						Gas Forward Curve Case (a)
	Initial Funding	Projected Fiscal Year Ending December 31,						Projected Fiscal Year Ending December 31,
($ in millions, except gas price data)		2005		2006		2007		2005		2006		2007
Average Gas Price ($/MMbtu)		$5.04		$4.74		$4.60		$5.04		$5.18		$4.94
Debt:
Revolver ($200 MM Undrawn)	$100.0	$0.0		$0.0		$0.0		$0.0		$0.0		$0.0
Term Loan B	900.0	897.2		861.9		707.0		897.2		778.6		566.8
Senior Secured 2nd lien Notes	1,000.0	1,000.0		1,000.0		1,000.0		1,000.0		1,000.0		1,000.0

Total:	$2,000.0	$1,897.2		$1,861.9		$1,707.0		$1,897.2		$1,778.6		$1,566.8

Interest Expense:
Revolver		$2.0		$0.0		$0.0		$2.0		$0.0		$0.0
Term Loan B		35.0		34.3		30.6		35.0		32.7		26.2
Senior Secured 2nd lien Notes		82.8		82.8		82.8		82.8		82.8		82.8

Total:		$119.7		$117.1		$113.3		$119.7		$115.4		$109.0

Total Debt / EBITDA		3.7	x	4.4	x	3.9	x	3.5	x	3.2	x	3.0	x
Term Loan B / EBITDA		1.8		2.0		1.6		1.7		1.4		1.1
Bonds / EBITDA		2.0		2.4		2.3		1.9		1.8		1.9

EBITDA / Total Interest		4.2	x	3.6	x	3.9	x	4.5	x	4.8	x	4.9	x
EBITDA / Term Loan B Interest		14.5		12.4		14.5		15.4		16.9		20.2
EBITDA / Bond Interest		6.1		5.1		5.3		6.5		6.7		6.4

(a)	Gas exposure assumed to be fully hedged through 2005. 2006 and 2007 gas prices based on current NYMEX gas forward curve.

56

Precedent Sell Down Strategies

Single Offering Monetizations

Pricing Date	Issuer	Size ($ mm)	% of Company Sold	Market Cap. ($ mm)	Sector
07/01/02	CIT Group	$4,600.0	99.8%	$4,607.3	Financial
11/08/99	Charter Communications Inc	3,230.0	87.0%	3,714.5	Media
07/22/98	USEC Inc	1,425.0	90.9%	1,567.5	Industrial
03/23/98	Anthracite Capital Inc	300.0	93.6%	320.5	Financial
02/12/98	Capital Automotive Reit	300.0	91.8%	326.9	REIT

Multiple Offering Monetizations

Willis Group

Offering Date	Issuer	Transaction Size ($ mm)	Deal as % of Pre-Offer Float	% of Deal Sold by Shareholders	% of Pre-Deal Holdings Sold by Shareholders	Transaction as % of Pre-Deal Shares Out	% of WSH Owned by Selling Shareholders Post Offering	Days Between Offerings	% Change Price File /Offer
06/11/01	Willis Group	$310.0	NA	0.0%	0.0%	18.5%	76.8%	NA	22.7%
11/08/01	KKR Selling	$424.4	76.1%	100.0%	15.5%	11.9%	64.6%	150	-3.0%
05/15/02	KKR and Other Shareholders	$626.7	54.8%	100.0%	23.2%	15.0%	49.6%	188	-7.4%
04/30/03	KKR and Other Shareholders	$734.0	37.8%	100.0%	32.3%	15.5%	32.6%	350	0.6%

Westar/Oneok –Westar monetization of its stake in Oneok

							Westar’s Stake (mm shares):
Ancmt. Date	Transaction	Shares Issued (mm)	Proceeds Raised ($ mm)	Share Price File/Offer	% of Shrs Outst.	Note	Pre-offering	Post-offering
01/22/03	Common Stock	13.8	$237.2	(7.7)%	22.8%	Oneok issued primary shares. Used $125 million to repurchase cvt. pref from Westar converts	44.6	35.6

01/22/03	Mandatory Convertible	—	$402.5	(7.7)%	32.5%	Oneok issued the securities and used $125 million to repurchase convertibles from Westar converts	35.6	26.5

08/04/03	Common Stock	9.5	$180.5	(6.7)%	13.1%	All Westar shares sold. Oneok repurchased an additional $50 million of Westar’s stake	26.5	13.7

11/21/03	Common Stock	13.7	$262	NA	18.9%	Westar sold its entire remaining stake in OKE in a trading block desk (not underwritten)	13.7	0

57